DESCRIPTION>PRELIMINARY INFORMATION STATEMENT

                SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549


                         SCHEDULE 14C

           Information Statement pursuant to Section 14(c)
              Of the Securities Exchange Act of 1934



Check the appropriate box:

[X]     Preliminary Information Statement
[ ]     Confidential, for Use of the Commission Only (as permitted by Rule 14c5(d)(2))
[ ]     Definitive Information Statement



                     OPT SCIENCES CORPORATION
             (Name of Registrant As Specified In Its Charter)


Payment of Filing Fee (check the appropriate box):

[X]     No fee required
[  ]    Fee computed on table below per Exchange Act Rules 14c5(g)
        and 011

(1) Title of each class of securities to which transaction applies:
        Common Stock $.25 par value

(2) Aggregate number of securities to which transaction applies:
        213,000 (estimated) shares of common stock


(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 011 (set forth the amount on which the filing fee is calculated and state how it was determined): $4.75 per share


(4)     Proposed maximum aggregate value of transaction:
        $1,012,000



                       OPT SCIENCES CORPORATION
                       1912 Bannard Street
                       Post Office Box 221
                       Riverton, New Jersey 080770221


                       INFORMATION STATEMENT
                       OF ACTION BY WRITTEN
                       CONSENT OF STOCKHOLDERS


To Our Stockholders:

On September 1, 2004, the Board of Directors of Opt Sciences
Corporation (the "Company") unanimously approved an amendment to the Company's Certificate of Incorporation to effect a reverse stock split ("Reverse Split") whereby all pre-split outstanding shares of the Company's currently outstanding $.25 par value common stock ("Old
Common Stock") shall be reconstituted on the basis of one (1) new post-split share of $.25 par value common stock ("New Common Stock") for each currently outstanding Two Thousand (2,000) shares of Old
Common Stock. On September 1, 2004, holders of more than two thirds of the Old Common Stock acted by written consent in lieu of a special meeting of stockholders to adopt the amendment to the Company's
Certificate of Incorporation authorizing the Reverse Split. The Reverse Split will be effective on filing the Certificate of Amendment to the Certificate of Incorporation with the Secretary of the State of New Jersey (the "Effective Date") which is scheduled to occur promptly after the date of the filing of the Definitive Information Statement on Schedule 14C with the Securities and Exchange Commission (the "SEC"). This Definitive Infor-mation Statement is being mailed on (Mailing Date), 2004 to all stockholders of record as of the close of business on September 1, 2004, the "Record Date."

NEITHER THE SECURITIES AND EXCHANGE COMMISSION
NOR ANY STATE SECURITIES COMMISSION HAS APPROVED
OR DISAPPROVED OF THE TRANSACTION, PASSED UPON THE
MERITS OR FAIRNESS OF THE TRANSACTION, OR PASSED
UPON THE ACCURACY OR ADEQUACY OF THE DISCLOSURES
IN THIS DOCUMENT.  ANY REPRESENTATION TO THE
CONTRARY IS A CRIMINAL OFFENSE.


By Order of the Board of Directors:

Anderson L. McCabe
President
Riverton, New Jersey
(Mailing Date), 2004



TABLE OF CONTENTS


I.     INTRODUCTORY STATEMENT

II.     SUMMARY TERM SHEET

        Purposes of and Reasons for the Reverse Split
        Alternatives Considered

III.    BASIC QUESTIONS ABOUT REVERSE SPLIT

IV.     SPECIAL FACTORS RELATING TO THE REVERSE SPLIT

        1.     BACKGROUND OF THE REVERSE SPLIT
        2.     HOW THE REVERSE SPLIT WILL BE IMPLEMENTED
        3.     PURPOSES OF AND REASONS FOR THE REVERSE SPLIT
        4.     FAILURE TO EFFECT REVERSE SPLIT
        5.     POTENTIAL DISADVANTAGES OF THE REVERSE SPLIT
        6.     ADVANTAGES OF GOING PRIVATE
        7.     DISADVANTAGES OF GOING PRIVATE
        8.     FORMS OF GOING PRIVATE TRANSACTION

V.     THE EFFECTS OF THE REVERSE SPLIT; FAIRNESS; TAXES

        1.     RIGHTS, PREFERENCES AND LIMITATIONS
        2.     FINANCIAL EFFECT
        3.     EFFECT ON MARKET FOR SHARES
        4.     TERMINATION OF EXCHANGE ACT REGISTRATION OF COMMON STOCK
        5.     BENEFICIAL OWNERS OF COMPANY STOCK
        6.     LETTER OF TRANSMITTAL
        7.     NO BROKER'S FEES
        8.     QUALIFICATIONS AND ASSUMPTIONS.
        9.     EFFECT OF REVERSE SPLIT ON AFFILIATED PARTIES.
        10.    FAIRNESS OF THE TRANSACTION
        11.    FAIRNESS OPINION AND VALUATION OF CURTIS FINANCIAL GROUP, LLC
        12.    STOCKHOLDER ACCESS TO BOOKS AND RECORDS
        13.    FEDERAL INCOME TAX CONSEQUENCES

VII.     OTHER INFORMATION

         Information Regarding Directors and Executive Officers
         Lack of Appraisal Rights
         Summary Financial Information
         Publicly Available Information

EXHIBITS

         A.  Form 10-KSB for the period ending November 1, 2003
         B.  Form 10-QSB for the period ending July 31, 2004
         C.  Certificate of Amendment to Certificate of Incorporation
         D.  Fairness Opinion and Valuation of Curtis Financial LLC


I.     INTRODUCTORY STATEMENT

On September 1, 2004, the Board of Directors of the Company, a New
Jersey corporation, unanimously approved an amendment to the Company's Certificate of Incorporation to effect a reverse stock split (the "Reverse Split") whereby all outstanding shares of the Company's currently outstanding Old Common Stock shall be reconstituted on the basis of one (1) share of New Common Stock for each currently outstanding two thousand (2,000) shares of Old Common Stock. At September 1, 2004
(the "Record Date"), 775,585 shares of Old Common Stock were outstanding. Each share is entitled to one vote. The Arthur J. Kania Trust and Arthur
J. Kania are the controlling stockholders and own respectively 510,853 shares (66%) and 23,723 shares (3%) of the issued and outstanding Old Common Stock of the Company as of the Record Date. The consent of the holders of two thirds of the issued and outstanding Old Common
Stock is sufficient to approve the Reverse Split. After the Board meeting on September 1, 2004, the Trustee of the Arthur J. Kania Trust and
Arthur J. Kania, together constituting holders of 69% of the Old
Common Stock, acted by written consent in lieu of a special meeting of stockholders to adopt that amendment to the Company's Certificate of Incorporation. The Reverse Split will be effective as of the date when the Certificate of Amendment is filed with the New Jersey Secretary of State. The Company's executive offices are located at 1912 Bannard Street, Riverton, NJ 08077-0221.

The Company's common stock is traded over-the-counter with activity in the stock reflected on the OTC Pink Sheets quotation system of the National Association of Securities Dealers ("Pink Sheets"). The
Company's stock symbol is OPST.PK.

The table below presents the range of closing bid quotations for the Company's common stock during the three most recent fiscal years.

                     2004               2003              2002

                     High     Low       High     Low      High     Low

First quarter.       $6.75    .6.35     $7.25    7.25     5.95     4.95
Second quarter.      $7.50    .6.55     $7.25    5.05     8.05     5.85
Third quarter.       $8.00    .7.00     $6.25    5.05     8.70     8.00
Fourth quarter.      $8.15*    6.88*    $7.10    6.25     8.80     7.25
  *partial quarter ending October 22, 2004.

The prices presented are bid prices, which reflect interdealer transactions and do not include retail markups and markdowns or any commission to the parties involved. As such, the prices may not reflect prices in actual transactions. There is no established market for the Company's common stock except for limited and sporadic quotations. For example, reported trading indicates that between August 2, 2004 and October 20, 2004 a total of 300 shares were traded at $7.00 per share.

The Company did not declare a common stock dividend in 2004 or 2003 or 2002 and there is no dividend in arrears. The Company has declared a dividend only once in the last 30 years. At present, management anticipates that no dividend will be declared or paid with respect to the Company's common stock during the balance of calendar year 2004.

A copy of the Annual Report on Form 10-KSB for the fiscal year ended November 1, 2003 and Quarterly Report on Form 10-QSB for the period July 31, 2004 are attached to, incorporated in and constitute a part of this Information Statement as Exhibits "A" and "B" hereto.

II.     SUMMARY TERM SHEET

This summary is qualified in its entirety by the more detailed information set forth elsewhere in this Information Statement, and so this Information Statement should be read in its entirety.

The Reverse Split would be considered a "going private" transaction as defined in Rule 13e-3 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") because it is intended to, and, when completed, will likely terminate the registration of our common stock under Section 12(g) of the Exchange Act and terminate our duty to file periodic reports with the Securities and Exchange Commission ("SEC"). In connection with the Reverse Split, the
Company has filed a Rule 13e-3 Transaction Statement on Schedule 13e-3 with the SEC.

Controlling stockholders owning over 2/3 of all outstanding shares have by consent in lieu of meeting approved an amendment to the Company's Certificate of Incorporation, a copy of which is attached as Exhibit "C" to this Information Statement, that will provide for the conversion and reclassification of each 2,000 outstanding shares of Old Common Stock into one share of New Common Stock in a reverse stock split. In the Reverse Split, the stockholders will receive one share of New Common Stock for each 2,000 shares of Old Common Stock they held immediately prior to the Effective Date of the Reverse Split, and they will receive cash in lieu of any fractional shares of New Common Stock to which they would otherwise be entitled. The cash payment will be equal to $4.75 per pre-split share. Please see "SPECIAL FACTORS
RELATING TO THE REVERSE SPLIT"  for a more detailed discussion.
Shares acquired in the Reverse Split will be held in Treasury. The
Company has no present plans for the sale or issuance of such shares.

     Purposes of and Reasons for the Reverse Split

The principal purposes of, and our reasons for, effecting the Reverse
Split are:

- to reduce the number of our stockholders of record to fewer than 300, which will enable us to terminate the registration of our common stock under the Exchange
Act. This will mean that our duty to file periodic reports with the SEC will be terminated, and we will no longer be classified as an SEC reporting company. Currently, of the Company's 948 stockholders of record, the Company is unable to communicate with 565 stockholders, with mailings to them being returned as undeliverable (the
"Lost Stockholders").

- the annual cost savings of approximately $232,000 per year that we expect to realize in the future as a result of the deregistration of our common stock, in addition to a further one time savings of over $50,000 which we would be required to expend for hardware and software in order to comply with the internal control provisions of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley Act");

- management's belief that it is necessary to realize every opportunity to reduce overhead and focus our resources on achieving maximum profitability and value of our stock;

- the additional savings in terms of management's and employees' time that will no longer be spent preparing the periodic reports required of publicly traded companies under the Exchange Act and otherwise complying with the Sarbanes-Oxley Act;

- the ability of the Company to control the dissemination of certain business information, which is currently disclosed in our periodic reports and accordingly made available to our competitors and other interested parties, potentially to our detriment; and

- the fact that we have not realized many of the benefits normally presumed to result from being a publicly traded company (such as the development or existence of a trading market for and liquidity of our common stock, enhanced corporate image, the ability to use Company stock to attract, retain and incentivize employees and the ability to use Company stock as currency for acquisitions) due to the very limited liquidity of our common stock.

Please see "SPECIAL FACTORS RELATING TO THE REVERSE
SPLIT - Purposes of and Reasons for the Reverse Split" for a more detailed discussion.

     Alternatives Considered

We considered conducting the going private transaction as (i) an issuer tender offer and (ii) an open market purchasing program as alternatives to the Reverse Split. In addition, we considered remaining an SEC reporting company. The tender offer option was rejected by the Board. Because of the large number of Lost Stockholders, a tender offer provided no guarantee that the number of stockholders of record would be reduced below 300 and thus no assurance that we could accomplish our objectives of going private and eliminating SEC compliance expenses. Similarly, the Board rejected going private by means of an open market purchasing program. Because there is no active trading market for our common stock, it would be highly unlikely that shares of common stock could be acquired by the Company from a sufficient number of holders to accomplish the going private objective. We determined that remaining an SEC reporting company was not in the Company's best interest because, among other things, we would continue to incur the expenses involved and perpetuate the existing disadvantages that we experience as a result of being an SEC reporting company. The Board of Directors believes that by implementing the Reverse Split, management would be able to devote full time and attention to the Company's business, and expenses would be significantly reduced, thus enabling the Company to improve its financial performance and enable it to better support the need for continuing capital associated with existing operations and future synergistic expansion opportunities. The Board of Directors did not consider a sale of the Company because it did not believe that such a sale would maximize stockholder value and because the controlling stockholders advised management that they would not be supportive of a sale of the Company. See "SPECIAL FACTORS RELATING TO THE
REVERSE SPLIT Forms of Going Private Transactions" for further information.

III.     BASIC QUESTIONS ABOUT REVERSE SPLIT

1.     WHAT WILL YOU RECEIVE WHEN THE REVERSE SPLIT
IS EFFECTIVE?

When the Reverse Split is implemented:

- Each holder of 2,000 shares of Old Common Stock will automatically be entitled to one post Reverse Split share of New Common Stock.

- No new certificates representing fractional shares will be issued. Instead, you will receive cash in lieu of the fractional share, at a rate of $4.75 per share of Old
Common Stock. For example, if you are the holder of 1,000 shares of Old Common Stock at the Effective Date of the Reverse Split, you would receive $4,750 in cash rather than 0.5 fractional shares of New Common Stock.
This transaction will not involve commissions or other transaction fees that would be charged if you sold shares on the open market. We estimate that an aggregate amount of approximately $1,012,000 will be paid for resulting fractional shares.

-     For further information, see "SPECIAL FACTORS
RELATING TO THE REVERSE SPLIT" below.

2.     WHAT DOES "GOING PRIVATE" MEAN?

"Going Private" means the Company will no longer be a public reporting company under the federal securities laws. We estimate that there will be approximately 10 stockholders of record remaining as a result of the Reverse Split. If the Company has fewer than 300 stockholders of record, the Company may terminate the registration of its common stock under the Exchange Act by filing a Form 15 with the SEC.

For further information, see "SPECIAL FACTORS RELATING
TO THE REVERSE SPLIT" below.

3.     HOW DID THE BOARD OF DIRECTORS DETERMINE THE
FAIRNESS OF THE REVERSE SPLIT?

In order to deal with any conflict of interest in evaluating, negotiating and recommending the Reverse Split, the Company's Board of Directors engaged the services of Curtis Financial, LLC ("Curtis Financial") to render a fairness opinion in connection with the contemplated Reverse Split and to address the fairness from a financial point of view of the consideration to be paid to those stockholders who receive cash in lieu of fractional shares as a result of the Reverse Split. Curtis Financial is an independent investment banking and evaluation firm and has no financial interest in the Reverse Split. Additionally, the Board of Directors upon consummation of the Reverse Split will remain Directors of the Company. Therefore, it was also necessary for these Directors to determine for themselves the fairness of this Reverse Split.

The Board of Directors determined that the fair value of the Old
Common Stock in the Reverse Split to be $4.75 per share. The Board of Directors made this determination based on the opinion and related valuation from Curtis Financial, a review of historical revenues and profits of the Company, the challenges the Company now faces in its market place and its inability to significantly grow revenues or profits unless it makes changes to its operating facilities, equipment and product lines, each of which entails business risk. The Board also considered the general lack of liquidity of the Old Common Stock, recent trading volumes, Company projections and recent market trends that the Board of Directors deemed relevant to its evaluation and, to a lesser extent, trading prices including the average closing price of the stock during the period January 1, 2000 through October 22, 2004. See "THE EFFECTS
OF THE REVERSE SPLIT - Fairness Of The Transaction" below.

4.     HOW WILL THE OWNERSHIP INTERESTS OF HOLDERS
OF FEWER THAN 2,000 SHARES BE AFFECTED BY THE
REVERSE SPLIT?

Holders of fewer than 2,000 shares of Old Common Stock will no longer have voting or ownership rights in the Company after the Reverse Split is effected and will instead be entitled to receive a cash payment in lieu of their interest based on a valuation of $4.75 per share of Old Common Stock. As a result, such holders will no longer be able to participate in potential future growth, if any, of the Company. See "SPECIAL FACTORS RELATING TO THE REVERSE SPLIT - How The Reverse
Split Will be Implemented" below.

5.     WHAT ARE THE PRINCIPAL ADVANTAGES OF THE
REVERSE SPLIT?

We believe that we may save approximately $282,000 in the first year following the Reverse Split in costs associated with being a public reporting company and $232,000 annually thereafter. However, the actual savings we realize from going private may be higher or lower than such estimates.

Affiliated and unaffiliated shareholders holding a number of shares of Old Common Stock not evenly divisible by 2,000 will receive a fixed cash payment for the portion of their interest that would otherwise be represented by a fractional share, without incurring brokerage or other transaction costs.

To review the principal advantages of the Reverse Split in greater detail please read the discussions under "SPECIAL FACTORS
RELATING TO THE REVERSE SPLIT  Purposes and Reasons for the
Reverse Split" below.

6.     WHAT ARE THE PRINCIPAL DISADVANTAGES OF THE
REVERSE SPLIT?

Shareholders who are cashed out completely will no longer have ownership or voting rights in the Company and will not be able to participate in potential future growth or profits, if any, that the Company may experience.

When the Reverse Split is implemented, the Company will become a private company which will have the following effects: (i) there will be no opportunity for a public market for the Company's securities to develop unless the Company reregisters under the Exchange Act in the future and (ii) there will be much more limited information available publicly regarding the Company unless the Company voluntarily elects to disseminate information publicly or it reregisters under the Exchange Act in the future.

To review the principal disadvantages of the Reverse Split in greater detail please read the discussions under "SPECIAL FACTORS
RELATING TO THE REVERSE SPLIT Potential Disadvantages of the Reverse Split" below.

7.     WHAT ARE THE FEDERAL INCOME TAX
CONSEQUENCES OF THE REVERSE SPLIT FOR
STOCKHOLDERS?

The receipt of cash in the Reverse Split will be taxable for federal income tax purposes, but each stockholder is advised to consult with his or her own tax specialist for the specific tax consequences. Stockholders who receive only shares of New Common Stock should not be subject to taxation as a result of the Reverse Split.

Stockholders who receive cash in lieu of fractional shares of New
Common Stock will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the adjusted basis of the fractional shares surrendered for cash.

To review the material tax consequences in greater detail, please read the discussion under "THE EFFECTS OF THE REVERSE
SPLIT - Federal Income Tax Consequences" below.

8.     WHAT PERCENTAGE OF STOCKHOLDERS WAS
REQUIRED TO VOTE IN FAVOR OF THE REVERSE SPLIT
FOR IT TO BE APPROVED?

Under New Jersey law, the Reverse Split had to be ratified by holders of at least 2/3 of all outstanding shares. The Arthur J. Kania Trust and Arthur J. Kania, who together own 69% of the outstanding shares, consented to the Reverse Split Transaction on September 1, 2004.

9.     DO YOU HAVE APPRAISAL OR DISSENTERS' RIGHTS?

Under New Jersey law, there is no provision for appraisal rights or dissenter's rights in the event of a reverse split. See "OTHER
INFORMATION - Lack of Appraisal Rights" below.

10.     HOW DO YOU RECEIVE CASH FOR YOUR FRACTIONAL
SHARES?

     You should complete the enclosed Letter of Transmittal and return it together with your stock certificates to Stocktrans, Inc., the Company's Transfer Agent, at the address shown on the enclosed envelope.

IV.     SPECIAL FACTORS RELATING TO THE REVERSE
SPLIT

1.     BACKGROUND OF THE REVERSE SPLIT

Following release of the Company's audited financial statements included in the Company's Annual Report on Form 10-KSB for the year ended November 1, 2003, management reviewed available options for terminating the Company's reporting obligations, including the option of a reverse stock split. After discussions with legal counsel, management decided to present these options to the Board of Directors for further discussion and analysis. At the December 18, 2003 meeting, the Company's Board of Directors had to consider many factors in its determination to approve the Reverse Split.

The Board of Directors, after extensive discussions with representatives from Company management and legal counsel to the Company, made a preliminary determination that the Reverse Split would be the best transaction structure to achieve, in the most cost effective manner, the Company's going private goal. The Board of Directors examined the following issues:

- whether the Company should undertake a going private transaction and the advantages and disadvantages to the Company's shareholders in doing so;

- what form the transaction to go private should take, if any;

- if the Board of Directors determined that a reverse stock split were the proper method to undertake the going private transaction, the parameters of the reverse split, including the size of the reverse split and how to handle any resulting fractional shares; and

-     how to accurately value the Company's Old Common
Stock.

The Board noted that in undertaking a Reverse Split, the Company would be required to pay the fair value for any resulting fractional shares so that the Company could reach its goal of going private. In so doing, the Board noted advice from counsel that the fair value of the Old Common Stock was to be determined without discount or premium and should be reviewed by an independent valuation company. On December 28, 2003, the Company engaged the services of Curtis Financial, LLC ("Curtis Financial") in connection with this matter and commenced providing data to Curtis Financial for its valuation purposes. In the intervening period, the Company and Curtis Financial discussed the valuation of the Company's stock. On September 1, 2004, the Board of Directors made a unanimous determination to proceed with the Reverse Split and to value the resulting fractional shares on the basis of $4.75 per pre-split share.

After the Board Meeting on September 1, 2004, the shareholders owning 69% of the outstanding stock, namely The Arthur J. Kania Trust and Arthur J. Kania, concurred with the Board of Directors and approved the Reverse Split.

2.     HOW THE REVERSE SPLIT WILL BE IMPLEMENTED

The Reverse Split of the Company's outstanding Old Common
Stock will automatically occur upon the filing of the Reverse Split amendment ("Reverse Split Amendment") to the Company's Certificate of Incorporation. The "Effective Date," referred to throughout this Information Statement, for the Reverse Split will be the date on which the Reverse Split Amendment is filed with the State of New Jersey, which is currently projected to be promptly after the filing of the Definitive Information Statement on Schedule 14C with the SEC.

Following the Effective Date, each holder of 2,000 shares of Old
Common Stock will automatically become the holder of one share of New Common Stock. Fractional shares will not be issued in connection with the Reverse Split, and all fractional shares that may result will be redeemed in cash based on the fair value of the Old Common
Stock in accordance with New Jersey Law. Shares held by stockholders affiliated with one another will be aggregated for this purpose to the extent commercially practicable.

The certificates representing Old Common Stock will not be required to be exchanged for new certificates representing New Common Stock. Rather, the certificates representing Old Common Stock will be deemed automatically to constitute and represent the correct number of shares of New Common Stock without further action by the Company's stockholders, and certificates representing New Common Stock will be issued only as certificates of Old Common Stock are delivered to the Company's transfer agent when transfers of shares occur after the Effective Date or as otherwise requested by the stockholders.

The Company anticipates that it will pay out approximately
$1,012,000 to holders of Old Common Stock that would otherwise be holders of fractional shares of New Common Stock following the Reverse Split based on a valuation of $4.75 per share for each share of Old Common Stock.

3.     PURPOSES OF AND REASONS FOR THE REVERSE SPLIT

The Board of Directors evaluated the growth opportunities for the Company and the possibility that stockholder value could be enhanced merely from organic growth. Historically, over the past 30 years, the Company has operated a small but viable business consisting of manufacturing small numbers of custom made products for aircraft instrument panels. This industry at the level of the Company's participation, without the benefits of unique patents, is not a high profit margin or high growth industry. Because of changes in its market including downward pressure on profit margins and obsolescence of certain major Company product lines, the existing operations will not support transition to more profitable, faster growing opportunities for the Company. The Chief Financial Officer of the Company provided the
Board recent historical financial information showing potentially unprofitable operations. Additionally, projections for the near term showed only marginally profitable operations at best with expected flat revenues. Management feared that the increasing costs associated with maintaining the Company as an SEC reporting company could well consume any operating profits which might otherwise be generated. Therefore, since the opportunities to increase profit margins significantly with current operations were nonexistent, the best opportunity available to preserve profitability was to decrease costs such as the SEC compliance costs that would not adversely affect operations. On the revenue side, since the Company's present operations were not expected to fuel organic growth, the optimum alternative for revenue growth was through capital expenditures for changes in facilities, equipment and product mix.

The primary purpose of the Reverse Split is to eliminate the expenses and management's time and effort related to our compliance requirements under the federal securities laws and related stockholder servicing expense associated with being an SEC reporting company.
When implemented, the Reverse Split will eliminate the expenses we incur as an SEC reporting company. The Reverse Split also will enable our management and employees to devote more time and effort to improving our operations by eliminating the time spent by them in preparing periodic reports, implementing requirements of the Sarbanes-Oxley Act and managing stockholder relations.

Because our common stock is registered under Section 12 of the Exchange Act, we are required to comply with the disclosure and reporting requirements under the Exchange Act, as well as the requirements of the Sarbanes-Oxley Act. The cost of continuing to comply with these requirements is expected to be substantial, representing an estimated annual cost to us in the future of approximately $232,000, including legal and accounting fees, printing, postage, data entry, stock transfer and other administrative expenses related to servicing stockholders. The estimated savings are categorized as follows:

                   Expense                    Approximate amount

Outside Accounting Fees                       $  20,000
Audit fees                                       10,000
Legal Fees for SEC Compliance                    50,000
Independent Directors Fee                        20,000
Additional Director's Insurance                 100,000
Internal costs to prepare
   and review filings                            20,000
Printing and Postage                              5,000
Transfer Agent                                    7,000
Total                                          $232,000


It is important to note that in addition to the annual estimated cost savings detailed above, the consummation of the Reverse Split and subsequent deregistration of our common stock would result in a significant onetime cost savings due to our not being subject to the new internal control audit requirements imposed by Section 404 of the Sarbanes-Oxley Act. Preparing ourselves to be able to comply with
Section 404 of the Sarbanes-Oxley Act would require significant expenditures during the next fiscal year, including costs related to computer software and hardware and fees to third parties for compliance planning, assessment, documentation and testing. Such costs are expected to exceed $50,000.

The cost savings figures set forth above are only estimates. The actual savings we realize from going private may be higher or lower than such estimates. Estimates of the annual savings to be realized when the Reverse Stock split is consummated are based upon (i) the actual costs to us of the services and disbursements in each of the categories listed above that were reflected in our recent financial statements (ii) projected increases in such costs, (iii) projected new costs and (iv) the allocation to each category of management's estimates of the portion of the expenses and disbursements in such category believed to be solely or primarily attributable to our publicly reporting company status.

As a result of recent corporate governance scandals, the legislative and litigation environment resulting from those scandals, the costs of being an SEC reporting company in general, and the costs of our remaining an SEC reporting company in particular, are expected to continue to increase in the near future. Moreover, new legislation, such as the Sarbanes-Oxley Act, will likely continue to have the effect of increasing the compliance burdens and potential liabilities of being an SEC reporting company. Any new legislation will likely continue to increase audit fees and other costs of compliance, such as legal counsel fees, outside director fees, and director and officer insurance premiums.

In addition to the expenses mentioned above, the Board of Directors believes the Company receives little, if any, benefit from having its common stock registered under the Exchange Act. Such benefits commonly include:

- The ability to use company stock, as opposed to cash or other consideration, to effect acquisitions. We have not found the occasion to acquire other businesses using stock as consideration and do not presently intend to do so.

- Public companies often endeavor to use company stock to attract, retain and incentivize employees. Due to the limited liquidity of our common stock, we have not succeeded in using common stock in such a manner.

- An enhanced company image often accompanies publicly reporting company status. We have determined that due to our size and other factors, we have not enjoyed an appreciable enhancement in Company image as a result of our publicly reporting company status.

In addition, the disclosure contained in our Exchange Act filings, including information related to our business operations and financial condition, is available to the public and thus can be readily analyzed by various interested parties, such as our competitors and other interested parties. These parties can potentially use our publicly disclosed information to our detriment. Similarly, the current public disclosure of information puts the Company at a competitive disadvantage compared to our nonpublic competitors, in part because we do not have access to similar information concerning those companies. Upon the termination of the registration of our common stock under the Exchange Act and the termination of the duty to file periodic reports with the SEC, we will be better able to control the dissemination of certain business information.

We had 948 stockholders of record as of the Record Date. There currently is no established public trading market for our common stock, and the Board of Directors believes there is no likelihood that a market will develop in the foreseeable future. Although the Company shares have been listed on the Pink Sheets, there are only sporadic trades reported. Accordingly, another purpose of the Reverse Split is to allow stockholders owning fewer than 2,000 shares of Old Common Stock to dispose of their stock easily and without having to pay brokerage commissions. Because of the infrequency of reported trades, the quotations can change significantly on very light trading. The Board of Directors believes that the inactive market in the Company's stock limits stockholders' opportunities to realize the value of their shares through market transactions, and the Reverse Split will enable shareholders owning fewer than 2,000 shares to dispose of their shares easily and without brokerage commissions.

In light of the foregoing, the Board of Directors and management believe the benefits associated with maintaining our status as an SEC reporting company are substantially outweighed by the costs, both financial and operational. The Board of Directors believes that it is in the best interests of the Company to eliminate the administrative burden and costs associated with maintaining our status as an SEC reporting company.

4.     FAILURE TO EFFECT REVERSE SPLIT

If the contemplated Reverse Split were not effected, we plan to continue to file annual and quarterly reports on Form 10-KSB and Form 10-QSB, as well as all other filings required under the Exchange Act. However, in that event, we may consider other, as yet undetermined, steps to cease being an SEC reporting company.

5.     POTENTIAL DISADVANTAGES OF THE REVERSE SPLIT

While the Company believes the Reverse Split will result in the benefits described, several disadvantages should also be noted. THE
OWNERSHIP INTEREST OF STOCKHOLDERS HOLDING FEWER
THAN 2,000 SHARES WILL BE TERMINATED, AND SUCH WILL
NOT PARTICIPATE IN THE POTENTIAL FUTURE GROWTH OF THE
COMPANY, IF ANY. Additionally, stockholders who might otherwise be entitled to fractional shares will be forced to relinquish their shares in the Company upon the Effective Date of the Reverse Split rather than choosing on their own the time and price for disposing of their holdings of common stock in the Company. In addition, the Company will become a private company, and continuing stockholders will not have the opportunity for a public market in the Company's securities to develop unless the Company reregisters under the Exchange Act in the future, which is not currently anticipated.

After the Reverse Split is implemented, the Company will terminate the registration of its common stock under the Exchange Act and the Company will no longer be subject to the reporting requirements under the Exchange Act. As a result of the termination of the Company's reporting obligations under the Exchange Act:

- Less information will be required to be furnished to stockholders or to be made publicly available by the Company;

- Various provisions of the Exchange Act, such as quarterly operating statements and information statement disclosure in connection with stockholder meetings, will no longer apply to the Company;

- The reporting requirements and restrictions of the Exchange Act, including without limitation the reporting and short-swing profit provisions of Section 16, will no longer apply to executive officers, directors and 10% stockholders of the Company; and

- The Company would no longer be subject to the provisions of the Sarbanes-Oxley Act or the liability provisions of the Exchange Act. Therefore, the chief executive officer and chief financial officer would no longer be required to certify as to the accuracy of the Company's financial statements.

Furthermore, both affiliated and unaffiliated stockholders of the Company receiving cash as a result of the Reverse Split will be subject to federal income taxes and possibly state taxes, as if they had sold their shares. As a result, both affiliated and unaffiliated stockholders who receive cash due to the Reverse Split may be required to pay taxes (or may recognize a capital loss) on their respective shares of Old Common Stock which are converted into the right to receive cash from the Company. See "THE EFFECTS OF THE REVERSE SPLIT - Federal
Income Tax Consequences."

6.     ADVANTAGES OF GOING PRIVATE

- Recurring annual expense savings estimated at approximately $232,000

- One time savings estimated at approximately $50,000 related to not complying with Section 404 of the Sarbanes-
Oxley Act

- Stockholders would receive cash payment in lieu of fractional shares for their holdings in the Company, without incurring brokerage fees, and stockholders owing fewer than 2,000 shares of Old Common Stock would gain the ability to liquidate their entire respective positions in an otherwise illiquid market.

- Management could focus on managing the Company, rather than increasing stock price to maximize stockholder value.

7.     DISADVANTAGES OF GOING PRIVATE

- Stockholders with only fractional shares following the Reverse Split would no longer remain stockholders and would be unable to participate in potential future growth of the Company, if any.

- Lack of a public market in the Company's securities would limit the Company's opportunities to raise equity financing.

- Limited information regarding the Company, unless it voluntarily elects to disseminate information publicly or reregisters under the Exchange Act in the future.

- Stockholders who receive cash payment in lieu of their fractional shares following the Reverse Split may have to recognize income and pay income tax on any gain realized.

8.     FORMS OF GOING PRIVATE TRANSACTION

The Board of Directors considered alternative transactions to reduce the number of stockholders but ultimately determined that the Reverse Split was the preferred method. The Board considered the following alternative strategies:

- ISSUER TENDER OFFER. The Board considered, in concept, an issuer tender offer by which the Company would offer to repurchase shares of the Company's outstanding common stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature. The Board of Directors was uncertain as to whether this alternative would result in shares being tendered by a sufficient number of record holders so as to permit the Company to reduce the number of shareholders below 300. The Board of Directors was also uncertain as to whether many holders of a small number of shares would make the effort to tender their shares. In addition, the Board of Directors considered that the estimated transaction cost of completing a tender offer would be similar to or greater than the costs of the Reverse Split, and these costs could be significant in relation to the value of the shares purchased since there could be no certainty that a significant number of shares would be tendered. Finally, the Board took into account that it has been unable to deliver information to 565
Lost Stockholders, with information mailed being returned as undeliverable. Since an issuer tender offer would not necessarily meet the Company's objective of reducing the number of shareholders below
300, the Board did not address or consider potential purchase prices to be offered in an issuer tender offer.

-     PURCHASE OF SHARES ON THE OPEN MARKET.
The Board of Directors also considered purchasing shares of the Company in the open market in order to reduce the number of stockholders to fewer than 300. However, there was no assurance that purchasing stock in isolated transactions would provide that result, given the lack of daily trading volume of the its Common Stock.

-     SQUEEZE OUT MERGER.  Because of legal
complexities, time delays and costs, the Board of Directors considered this method less attractive than a reverse stock split to effect a going private transaction.

- THIRD PARTY ACQUIRER. The Board of Directors did not consider seeking a third party acquirer. The Board of Directors noted that the controlling stockholders have not indicated a desire or willingness to sell their shares to a third party.

- CONTINUING AS IS. The Board of Directors also considered taking no action to reduce the number of stockholders of the Company. However, due to the Company's significant and increasing costs of compliance under the Exchange Act and the Sarbanes-Oxley
Act, especially in relation to the Company's overall expenses and cash flow, the Board of Directors believed that taking no action at this time is not in the best interests of the Company. An important opportunity available to improve profitability is to decrease costs that would not adversely affect operations. The lack of organic profit growth opportunities in current operations puts a premium on reducing costs where possible.

- REVERSE SPLIT. Because the results of a reverse stock split are more predictable and automatic, the Board of Directors believes that the Reverse Split is the most expeditious and economical way of reducing the number of holders of record to fewer than 300 and terminating the registration of the Company's common stock with the SEC.

V.     THE EFFECTS OF THE REVERSE SPLIT; FAIRNESS;
TAXES

1.     RIGHTS, PREFERENCES AND LIMITATIONS:

There is no difference between the respective rights, preferences or limitations of the Old Common Stock and the New Common Stock. When the Reverse Split is fully implemented, each remaining stockholder's percentage interest will be the same as it was prior to implementation, except for the effect of the elimination of fractional shares. There will be no difference with respect to dividend, voting, liquidation or other rights associated with the Company's Old or New Common Stock before and after the Reverse Split.

HOLDERS OF FEWER THAN 2,000 SHARES OF OLD
COMMON STOCK WILL NO LONGER HAVE VOTING OR
OWNERSHIP RIGHTS IN THE COMPANY AFTER THE REVERSE
SPLIT IS EFFECTED. AS A RESULT, SUCH HOLDERS WILL NO
LONGER BE ABLE TO PARTICIPATE IN POTENTIAL FUTURE GROWTH
OF THE COMPANY, IF ANY.

2.     FINANCIAL EFFECT:

The total number of fractional shares to be purchased is estimated to be approximately 213,000 at a cost of approximately $1,012,000. The cost of the Reverse Split will come from the Company's available cash balances, and, accordingly, will reduce the Company's cash balance. As a result of the reduction in the number of shares outstanding, the Company's earnings per share and book value per share will increase by a factor in excess of 2,000. The proposed Reverse Split will not effect the par value of the Company's common stock. As a result, on the Effective Date of the Reverse Split, the stated capital on the Company's balance sheet attributable to common stock will be reduced in proportion to the Reverse Split ratio, and the additional paid in capital account will be credited with the amount by which the stated capital is reduced. No material impact on the Company's financial statements is expected other than the payment of approximately $1,012,000 for the purchase of fractional shares, the estimated $110,000 of expenses related to the Reverse Split asindicated below and the loss of future income which could be derived from such funds.

The Company will pay all of the expenses related to the Reverse
Split. In addition to the cash out of fractional shares, we estimate that the expenses of the Reverse Split will be as follows:

      Expenses                    Approximate Amount

Accounting Fees                   $       5,000
Valuation Opinion                        38,000
Legal fees                               50,000
EDGAR filing preparation fees             5,000
Printing and Mailing Costs                5,000
Transfer Agent fees                       7,000

Total                             $     110,000

3.     EFFECT ON MARKET FOR SHARES:

The Company estimates that the number of shares of New
Common Stock outstanding after the Reverse Split Transaction is effected will be approximately 280 shares in the hands of approximately 10 shareholders. As a result, there will be no public market for the Company's shares.

The Company has no current plan to issue additional shares of stock, but the Company reserves the right to do so at any time and from time to time at such price and on such terms as the Board of Directors determines to be in the best interests of the Company and its then stockholders. Persons who continue as stockholders following implementation of the Reverse Split will not have preemptive or other preferential rights to purchase any of the Company's stock that may be issued by the Company in the future.

4.     TERMINATION OF EXCHANGE ACT
REGISTRATION OF COMMON STOCK:

The Reverse Split proposal will affect the public registration of the Company's common stock with the SEC under the Exchange Act, since the Company intends to terminate this registration as soon as practicable after filing of the Definitive Schedule 14C with the SEC. The Company is permitted to terminate registration under the Exchange Act if the New Common Stock is no longer held by 300 or more shareholders of record. Termination of registration of the Company's common stock under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as filing of information statements, no longer applicable to the Company.

With respect to the executive officers and directors of the Company, upon termination of registration of the common stock under the Exchange Act, executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including without limitation the reporting and short-swing profit provisions of Section 16 thereof.

Upon termination of Exchange Act registration, the Company will continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws.

5.     BENEFICIAL OWNERS OF COMPANY STOCK:

The Reverse Split will affect stockholders holding Company stock in street name through a nominee (such as a bank or broker). Nominees may have different procedures, and stockholders holding
Company stock in street name should contact their nominees to determine how they are affected by the Reverse Split.

6.     LETTER OF TRANSMITTAL

A Letter of Transmittal containing instructions regarding the submission of Old Common Stock certificates to exchange for New
Common Stock certificates, cash, or some combination thereof, as appropriate, is included with this Information Statement which shall be mailed to stockholders of record as of the Record Date. No cash payment or delivery of a new certificate will be made to a stockholder until such stockholder's outstanding certificates, together with the properly executed Letter of Transmittal, are received by the Company's Transfer Agent. The Transfer Agent will hold cash in lieu of fractional shares for the benefit of each applicable stockholder, without interest, until the stockholder tenders his or her shares of Old Common Stock along with the Letter of Transmittal. It is likely that the Company will not be able to contact any stockholder for whom the Company does not have a valid address. As of the Record Date, there were 565 of such stockholders. In such instances, or in cases where stockholders fail to communicate with the Transfer Agent, the Transfer Agent may be required, under applicable escheat laws, to transfer the funds to be held by state authorities.

7.     NO BROKER'S FEES

Stockholders tendering their shares will not be obligated to pay brokerage fees or commissions or any transfer tax with respect to the sale of their fractional interests pursuant to the Reverse Split.

8.     QUALIFICATIONS AND ASSUMPTIONS.

The number of stockholders of the Company that is used in this Information Statement is based on the number of holders of record on the Record Date. This understates the number of beneficial stockholders of the Company to the extent that each securities clearing agency or broker shown as a holder of record holds the stock for a number of beneficial owners. Also, the bid and asked prices used in this Information Statement are from the Pink Sheets which reflects interdealer transactions and does not include retail markups and markdowns or any commission to the parties involved. As such, the prices may not reflect prices in actual transactions.

9.     EFFECT OF REVERSE SPLIT ON AFFILIATED
PARTIES.

The Reverse Split will increase the percentage ownership of each remaining stockholder of the Company (whether affiliated or unaffiliated). The Arthur J. Kania Trust currently owns 66% of the Company's Old Common Stock. Arthur J. Kania, the Company's
Secretary, currently owns 3% of the Company's Old Common Stock.
The Reverse Stock Split will increase The Arthur J. Kania Trust's ownership of the Company from 66% to approximately 91% and will increase Mr. Kania's ownership of the Company from 3% to approximately 3.9%. The Arthur J. Kania Trust will receive cash in lieu of fractional shares for 853 shares of Old Common Stock. Arthur J.
Kania will receive cash in lieu of fractional shares for 1,723 shares of Old Common Stock. Anderson L. McCabe, the Company's President, owns
1,064 shares of Old Common Stock, all of which will be redeemed in the Reverse Split.

We currently have no plan to change the Company's corporate structure but do contemplate making changes in business operations following the Reverse Split in order to make the Company more competitive. We are not currently considering any extraordinary transaction, such as a merger, reorganization or liquidation; any material change in the present dividend policy, indebtedness or capitalization; or any change in the present Board of Directors or management. We plan to redeploy a portion of our capital to invest in new equipment and facilities as an adaptation to a highly competitive and changing marketplace.

The Company has not purchased shares of its common stock on the open market as treasury stock at any time during the last two (2) years, but may do so in the future, following the Reverse Split. The termination of Exchange Act registration will reduce the restrictions on the Company and its affiliates related to the purchase of the Company's common stock.

10.     FAIRNESS OF THE TRANSACTION

Fairness Determination of the Board of Directors

The Board of Directors has unanimously determined that the Reverse Split and the related transactions are fair to, and in the best interests of, the Company and our stockholders, including our unaffiliated stockholders. In reaching the recommendation described above, the Board considered the following factors:

Factors Relating to Stockholders Being Cashed Out

- the per share value being paid to such stockholders represents the fair value of a share of our common stock as determined by Curtis Financial;

- the opinion of Curtis Financial that the consideration to be received by such stockholders is fair to those stockholders from a financial point of view; and

- an opportunity to dispose of all shares for a fixed fair price without transaction costs, notwithstanding the absence of any active market or liquidity in the Old
Common Stock.

Factors Relating to Remaining Stockholders

- the opinion of Curtis Financial that the consideration to be received by such stockholders receiving cash for their fractional shares in the Reverse Split is fair to those stockholders from a financial point of view;

- the anticipated reduction in Company operating expenses arising from compliance with the federal securities laws; and

- with the exception of reduced availability of Company information, the rights of the remaining stockholders will remain essentially unchanged.

In addition, the Board recognized that as a result of the Reverse
Split, stockholders holding fewer than 2,000 shares will cease to be stockholders of the Company and thus cease to participate in the potential future growth of the Company, if any, or benefit from potential increases, if any, in the value of the Company. Nevertheless, the Board concluded that maintaining the status quo as an SEC reporting company did not serve the best interests of all stockholders for the reasons discussed above.

The fair value of the Company's common stock was determined by the Board in concert with the Company's independent financial advisor, Curtis Financial, once the fair value price range was established by Curtis Financial. The Board of Directors, based in part on the valuation of Curtis Financial, determined that the fair value was $4.75 per pre-split share. Curtis Financial then issued its opinion that $4.75 per pre-split share is fair to the stockholders receiving cash in lieu of fractional shares.

In view of the variety of factors considered in connection with their evaluation of the Reverse Split, the Board of Directors did not quantify or otherwise attempt to assign relative weights to the specific factors they considered in reaching their determinations, but rather considered the results of their analysis as a whole. In view of the fact that there is no active public trading market for our common stock, the Board gave little weight to the market prices of our common stock in its determination of the fairness of the price to be paid in the Reverse Split.
In addition, the Board did not consider the liquidation value of the Company in evaluating the fairness of the consideration offered because the Board had no intention of liquidating the assets of the Company.

The Reverse Stock Split was not structured so that approval of at least a majority of unaffiliated stockholders is required. The Company has not solicited proxies since 1992, although it regularly solicited proxies prior to that year. The Company found that only a small portion of the unaffiliated stockholders ever responded to the solicitation of proxies, and mailings to 565 different stockholders have been returned to the Company as undeliverable. With this history in mind, the Board of Directors made a determination not to structure the Reverse Stock Split to require the approval of a majority of the unaffiliated stockholders due to the concern that the Company did not have currently deliverable addresses for 565 stockholders of record. Given the other considerations discussed herein, the Board of Directors concluded that the fairness of the transaction could be determined without such a solicitation.

No independent committee of the Board of Directors has reviewed or approved the fairness of the Reverse Split. In addition, no unaffiliated representative acting solely on behalf of the stockholders being cashed out for the purpose of negotiating the terms of the Reverse Split or preparing a report concerning the fairness of the Reverse Split was retained by the Company or by a majority of the Directors who are not employees of the Company. In spite of the absence of an independent committee or the engagement of a representative for the stockholders being cashed out, the Board believes that the Reverse Split is fair to both all stockholders being cashed out and all remaining stockholders, including all unaffiliated stockholders.

The Board of Directors also believes that the Reverse Split is procedurally fair to the Company's stockholders because it is being effected in accordance with all the requirements of New Jersey law which requires, among other things, that the amendment to the Company's Certificate of Incorporation to effect the Reverse Split be approved by consent of holders of at least two thirds of all of the outstanding shares of common stock.

The Board of Directors considered the Reverse Split fair to the stockholders who will receive shares of New Common Stock in that the Board of Directors viewed the savings to be generated from the termination of registration under the Exchange Act and from the reduction in the number of stockholders as more than offsetting the reduction in the amount of publicly available financial information and any other benefit of having stock registered under the Exchange Act. Such annual savings are estimated at over $232,000 per year.

Based on the factors noted above and in the Fairness Opinion and Valuation prepared by Curtis Financial and attached hereto as Exhibit "D". The Board of Directors considered the price to be paid for fractional shares to be fair to both those stockholders who will receive cash in lieu of fractional shares and those stockholders who will receive shares of New Common Stock.

11.     FAIRNESS OPINION AND VALUATION OF CURTIS FINANCIAL
GROUP, LLC

Overview

Pursuant to an engagement letter dated December 29, 2003 (the
"Engagement Letter"), the Board of Directors of the Company ("Board") retained Curtis Financial to render a fairness opinion in connection with a contemplated reverse split of the Company's common stock (the "Transaction"). Curtis Financial is an investment banking firm, established in 1994, specializing in business valuations, mergers and acquisitions, and raising private capital. The professional staff of Curtis Financial has a diverse background in investment banking, security analysis, engineering, accounting and tax. The expertise of the staff includes valuing, originating, structuring, negotiating and closing a variety of investment banking transactions. Each of Curtis Financial's senior professionals possesses at least 15 years of experience with both national and regional investment banking and consulting firms. Curtis Financial has had no prior investment advisory or corporate finance relationship with the Company, its executives or its affiliates.

On October 28, 2004, Curtis Financial delivered its written opinion to the Board, that as of such date and based upon the assumptions made, matters considered and limitations on the review set forth therein, the consideration to be received by holders of pre-split shares pursuant to the Transaction is fair from a financial point of view to such holders.

THE FULL TEXT OF CURTIS FINANCIAL'S OPINION, WHICH
SETS FORTH THE ASSUMPTIONS MADE, MATTERS
CONSIDERED AND LIMITATIONS ON THE REVIEW SET FORTH
THEREIN, IS ATTACHED HERETO AS EXHIBIT "D" AND IS
INCORPORATED BY REFERENCE HEREIN.  THE DESCRIPTION
OF CURTIS FINANCIAL'S OPINION BELOW SETS FORTH THE
MATERIAL TERMS OF THE OPINION. HOLDERS OF SHARES
ARE URGED TO, AND SHOULD, READ CAREFULLY SUCH
OPINION IN ITS ENTIRETY. THE FOLLOWING SUMMARY OF
CURTIS FINANCIAL'S OPINION IS QUALIFIED IN ITS ENTIRETY
BY REFERENCE TO THE FULL TEXT OF THE OPINION.

Curtis Financial's opinion is addressed to the Board and addresses only the fairness from a financial point of view of the consideration to be paid to certain holders of common stock in connection with the Transaction.
The "Affected Holders of Company Common Stock" shall be defined as all holders of Company common stock who will receive cash in lieu of fractional shares as a result of the contemplated Reverse Split.

Fair value is defined as the value of the stockholder's interest in the Company as a going concern, exclusive of any benefit that may accrue as a result of the Transaction.

Curtis Financial's opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote, or take any other action, with respect to the Transaction.

In connection with the preparation of the opinion, Curtis Financial, among other things:

(i)     Reviewed Securities and Exchange Commission ("SEC")
        Form 10-KSB filings of the Company for the annual periods ended November 1, 2003; November 2, 2002;
        October 27, 2001; October 28, 2000; October 30, 1999;
        October 31, 1998; November 1, 1997; and October 26, 1996.

(ii) Reviewed SEC Form 10-QSB filings of the Company for the quarterly periods ended July 31, 2004, May 1, 2004 and January 31, 2004.

(iii) Reviewed certain financial forecasts and other forward looking financial information prepared by the management of the Company entitled Opt Sciences
          Corporation Financial Forecasts 2004-2007, dated
          July 19, 2004 and revised October 20, 2004.

(iv) Visited the operating facility of the Company in Cinnaminson, New Jersey.

(v)     Held discussions with Anderson L. McCabe, Chief
        Executive Officer of the Company, concerning the business, past and current operations, financial condition and future prospects of the Company.

(vi) Reviewed a Memorandum from the Company's attorney to Charles DeVinney of Curtis Financial stating the expressed intent of the controlling stockholders of the Company to continue its business as a going concern. The Memorandum also addressed certain future anticipated costs and expenses of the Company if it were to remain a publicly traded company.

(vii) Reviewed the Certificate of Incorporation of Temperature Engineering (the predecessor of the Company), dated November 5, 1956; various Certificates of Amendment of the Certificate of Incorporation dated December 4, 1968; and the Bylaws of the Company, dated January 1998.

(viii) Reviewed the historical market prices and trading history of the stock of the Company.

(ix) Compared the financial performance of the Company with that of certain other publicly traded companies engaged in similar industries as the Company.

(x) Made such other financial studies and inquiries, and reviewed such other data, as Curtis Financial deemed relevant.

In preparing its opinion, Curtis Financial assumed and relied upon the accuracy and completeness of all of the financial and other information provided (including information furnished to Curtis Financial orally or otherwise discussed with management of the Company) or publicly available and has neither attempted to verify, nor assumed responsibility for verifying, any of such information. Curtis Financial relied upon the assurances of management of the Company that they are not aware of any facts that would make such information inaccurate or misleading.
Curtis Financial did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of the Company, nor was Curtis Financial furnished with any such evaluation or appraisal. Curtis Financial assumed that the financial projections (and the assumptions and bases therefor) for the Company that Curtis Financial reviewed have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments as to the future financial condition and performance of the Company, and Curtis Financial further assumed that such projections will be realized in the amounts and in the time periods currently estimated. In addition, Curtis Financial assumed that the historical financial statements of the Company it reviewed have been prepared and fairly presented in accordance with U.S. GAAP consistently applied.
Curtis Financial makes no representation and provided no advice nor has it rendered an opinion regarding any legal, tax, or accounting matter.

Curtis Financial's opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to it as of, the date of the opinion, and speaks to no other period.

Curtis Financial's opinion is limited to the fairness, from a financial point of view and as of the date of its opinion, to the Affected Holders of Company Common Stock. Curtis Financial does not express any opinion as to (i) any tax or other consequences that might result from the Transaction or (ii) what the value of the common stock will be subsequent to the Transaction or the price at which the shares may be traded in the future. Curtis Financial's opinion does not address the relative merits of the business strategies that the Company's Board of Directors has considered or may be considering, nor does it address the decision of the Company's Board of Directors to proceed with the Transaction.

In connection with the preparation of its opinion, Curtis Financial was not authorized by the Board to solicit, and did not solicit, third parties indications of interest of all or any part of the Company.

The following is a summary of the material analyses utilized by Curtis Financial in connection with the opinion.

Valuation of the Company

-     Comparable Company Analysis

Curtis Financial compared certain financial and operating ratios for the Company with the corresponding financial and operating ratios for a group of publicly traded companies engaged in similar industries. For the purpose of its analysis, the following companies were used as companies "comparable" to the Company: Apogee Enterprises, Inc.;
Applied Films Corp.; and, Southwall Technologies Inc. (collectively the "Comparable Companies"). Each of these companies operates in the glass coating industries and provides end product to users other than the aviation industry. Furthermore each is larger and more diversified in terms of products produced, industries served and geographic market than the Company.

For each of the Comparable Companies, Curtis Financial calculated stock price ("P") as a multiple of earnings ("E") for the latest twelve month period, the latest fiscal year, and the 3 and 5 year average (fiscal years). Curtis Financial also calculated total enterprise value (sum of the aggregate equity plus long term debt, net of cash) to revenues, EBITDA, and EBIT using the same time periods. The range of multiples is shown in Exhibit 5.5 to Curtis Financial's Valuation.


Based on its review of the Company's performance compared to the guideline companies Curtis Financial chose multiples of approximately 70% of those of Apogee (Southwall and Applied were considered outliers and therefore less reliable). Applying these multiples to the Company's income parameters, and adding excess cash and marketable securities of $2.5 million (net of cash expected to be utilized for capital expenditures in 2005), resulted in a valuation of the Company of between approximately $3.70 and $8.00 per share. The average and median of all the value indications were $5.61 and $5.59 per share respectively, while the middle 50% ranged between $4.85 and $6.21 per share. Based on this analysis, Curtis Financial determined that the appropriate fair value per share would be between $4.50 and $5.25 per share.

None of the Comparable Companies is, of course, identical to the Company. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the Comparable Companies and other factors that could affect the public trading volume of the Comparable Companies, as well as that of the Company.

-     Selected Comparable Transactions Analysis

Curtis Financial searched for transactions involving companies similar to the Company, however, none were found that were sufficiently similar to the Company in order to provide reliable results.

-     Discounted Cash Flow Analysis

Curtis Financial performed a discounted cash flow analyses (i.e., analyses of the present value of the projected aftertax cash flows based on management projections) for the Company for the fiscal years ended
2005 through 2007, inclusive, using discount rates ranging from 20.0% to 30.0% and a terminal value (calculated using the Gordon Growth
Model with growth rates of between 3% and 5%). Adding cash and marketable securities of $5.5 million at July 31, 2004 yields the value of the aggregate equity under the discounted cash flow approach.
Management's projections and the discounted cash flow approach (using a discount rate of 25% and a terminal growth rate of 4%) are shown in
Exhibit 4. Based upon the foregoing inputs, Curtis Financial determined a reference range for an implied value per Share of $4.58 to $4.91.

-     Premiums Paid Analysis

The Company's common stock is thinly traded and a majority of the shares are held by certain beneficial owners and management; therefore, its trading price may not be indicative of fair value. Though Curtis Financial does not believe the premiums paid analysis provides meaningful or reliable results, Curtis Financial included the data so that the Board of Directors could consider the information. Curtis Financial performed a premiums paid analysis based upon the review and analysis of the range of premiums paid in acquisitions of minority ownership positions for the period between January 1, 2001 and October 24, 2004. Over the period reviewed, there were 17 transactions (information obtained from Thomson Financial Securities Data). The data shows the premium of the offer price per share relative to the target company's stock price one day, one week and four weeks prior to the date of announcement of the transaction. The mean and median range of premiums paid to the target company's stock price one day, one week, and one month prior to announcement, were 42.9% and 43.2%, 45.8% and 38.4%, 41.4% and 42.5%, respectively, as shown on Exhibit 8 to Curtis Financial's Valuation.

Using a publicly traded per share value of $3.70 (the latest trade was at a price of $6.88 per share, while the average closing share price over the January 2004 to June 2004 period was $7.29.Curtis Financial utilized a share price of $7.50 and subtracted expected capital expenditures in 2005 of approximately $3.80 per share results in a net per share value of $3.70) and a control premium of between 15% and 25% (given the Company's performance,Curtis Financial believes the premium would be at the low end of the indicated range) results in a reference range of values of between $4.26 and $4.63 per share.

Based upon and subject to the foregoing considerations and analysis, it is Curtis Financial's opinion that, as of the date of the opinion, the proposed cash consideration of $4.75 to be paid to the Affected Holders of the Company's Common Stock in connection with a contemplated reverse split is fair to the Affected Holders of Company Common Stock from a financial point of view.


The summary set forth above does not purport to be a complete description of the analysis presented by Curtis Financial. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Curtis Financial believes that selecting any portion of its analysis or of the summary set forth above, without considering the analyses as a whole, would create an incomplete view of the process underlying its opinion.
In arriving at its opinion, Curtis considered the results of all such analyses. The analyses performed by Curtis Financial are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which the Company might actually be sold or the prices at which the shares may trade at any time in the future. Such analyses were prepared solely for the purposes of Curtis Financial providing its opinion to the Board as to the fairness, from a financial point of view, of the proposed cash consideration to be paid to the Affected Holders of the Company Common Stock in connection with the contemplated Reverse
Split.

Because such analyses are inherently subject to uncertainty, being based upon numerous factors and events, including, without limitation, factors related to general economic and competitive conditions beyond the control of the parties or their respective advisors, none of Curtis Financial, the Company, or any other person assumes responsibility if future results or actual values are materially different from those forecast. The foregoing summary does not purport to be a complete description of the analysis performed by Curtis Financial and is qualified by reference to the written opinion dated as of October 28, 2004 of Curtis Financial which is attached hereto as Exhibit D.

Pursuant to the terms of the Curtis Financial Engagement Letter, the Company will pay a fee of $38,000 to Curtis Financial for its services and for the rendering of its opinion. In addition to any fees payable to Curtis Financial pursuant to the Engagement Letter, the Company has agreed to reimburse Curtis Financial for its reasonable out-of-pocket expenses in connection with its services and for the rendering of its opinion. The Company has also agreed to indemnify Curtis Financial, its officers, directors, employees, agents (including its counsel), affiliates, successors and assigns, from and against certain liabilities, including liabilities under U.S. federal securities laws.

12.     STOCKHOLDER ACCESS TO BOOKS AND
RECORDS

The Company and its Board of Directors and executive officers have not made any provision for granting unaffiliated stockholders access to the Company's records, beyond the inspection and other rights that might be available under New Jersey law.

13.     FEDERAL INCOME TAX CONSEQUENCES

The following are the material federal income tax consequences of the Reverse Split to us and all of our stockholders. This discussion is based on the Internal Revenue Code, applicable Treasury regulations, administrative interpretations and court decisions in effect as of the date of this Information Statement, all of which may change, possibly with retroactive effect. Any such change could alter the tax consequences described below. The conclusions in the following summary are not binding on the Internal Revenue Service and no ruling has been or will be obtained from the Internal Revenue Service.

The discussion does not address all U.S. federal income tax considerations that may be relevant to certain of our stockholders in light of their particular circumstances. The discussion assumes that our stockholders hold their shares of our common stock as capital assets (generally for investment). In addition, the discussion does not address any foreign, state or local income tax consequence of the Reverse Split. The following summary does not address all U.S. federal income tax considerations applicable to certain classes of stockholders, including:

-     financial institutions;

-     insurance companies;

-     tax-exempt organizations;

-     dealers in securities or currencies;

-     traders in securities that elect to mark-to-market;

- persons that hold our common stock as part of a hedge, straddle or conversion transaction;

-     persons who are considered foreign persons for U.S.
federal income tax purposes; and

- persons who do not hold their shares of our common stock as a capital asset.

Accordingly, you are urged to consult your own tax advisors as to the specific tax consequences of the Reverse Split, including applicable federal, foreign, state and local tax consequences to you of the Reverse Split in light of your own particular circumstances.

The Company

It is intended that the Reverse Split constitute a "recapitalization" and hence a reorganization within the meaning of Section 368(a)(1)(E) of the Code, and the remainder of the discussion regarding federal income tax consequences assumes that the Reverse Split so qualifies. However, we have neither requested nor received a tax opinion from legal counsel, and no rulings have been or will be requested from the Internal Revenue Service with respect to the Reverse Split.

The Company will not recognize taxable income, gain or loss in connection with the Reverse Split.

Stockholders Who Receive Shares Of New Common Stock

A stockholder who receives only shares of New Common Stock in the transaction i.e., a stockholder who owns a number of shares of Old Common Stock equal to the product of 2,000 multiplied by a whole number) will not recognize gain or loss, or dividend income, as a result of the Reverse Split and the basis and holding period of such stockholder in shares of Old Common Stock will carry over as the basis and holding period of such stockholder's shares of New Common Stock.

A stockholder who receives both shares of New Common Stock and cash in the transaction (i.e., a stockholder who owns a number of shares of Old Common Stock which is greater than 2,000 and is not equal to the product of 2,000 multiplied by a whole number) will be treated as having exchanged a portion of his shares of Old Common
Stock for the shares of New Common Stock and as having had the balance of his Old Common Stock redeemed by us in exchange for the cash payment. The portion of the transaction treated as a cash redemption of a portion of the Old Common Stock will be a taxable transaction to such stockholder, the consequences of which are described below (see "Stockholders Who Receive Cash"). The portion of the transaction which is treated as an exchange of shares of Old Common Stock for shares of New Common Stock will not be a taxable transaction for the stockholder and the stockholder will, therefore, not recognize gain or loss, or dividend income on that portion of the transaction, and the basis and holding period of such stockholder in the portion of his shares of Old Common Stock exchanged for shares of New Common
Stock will carry over as the basis and holding period of such stockholder's shares of New Common Stock.

Stockholders Who Receive Cash

The receipt by a stockholder of cash in lieu of fractional shares of New Common Stock pursuant to the Reverse Split will be treated as a redemption of stock and will be a taxable transaction for federal income tax purposes. The tax treatment of a redemption of stock is governed by
Section 302 of the Code and, depending on a stockholder's situation, will be taxed as either:

(a) A sale or exchange of the redeemed shares, in which case the stockholder will recognize gain or loss equal to the difference between the cash payment and the stockholder's tax basis for the redeemed shares; or

(b) A cash distribution which is treated: (i) first, as a taxable dividend to the extent the Company has either accumulated earnings and profits as computed for U.S. federal income tax purposes through the date of the Reverse Split or current earnings and profits for the tax year in which the Reverse Split occurs; (ii) then as a tax-free return of capital to the extent of the stockholder's tax basis in the redeemed shares, and
(iii) finally, as gain from the sale or exchange of the redeemed shares.

Amounts treated as gain or loss from the sale or exchange of redeemed shares will be capital gain or loss and will be long-term if, at the time of the Reverse Split, the stockholder has held the shares of common stock for more than one year. Amounts treated as a taxable dividend are ordinary income to the recipient; however, a corporate taxpayer (other than an S corporation) is generally entitled to exclude a portion of a dividend from its taxable income. Under Section 302 of the Code, a stockholder who receives only cash in the Reverse Split (i.e., owns fewer than 2,000 shares of Old Common Stock) and does not constructively own any shares of New Common Stock after the Reverse Split, will have his interest in the Company completely terminated by the Reverse Split and will therefore receive sale or exchange treatment on his Old Common Stock. That is, such a stockholder will recognize gain or loss equal to the difference between the cash payment and the stockholder's tax basis for his Old Common Stock.

A stockholder who receives cash in the Reverse Split and immediately after the Reverse Split actually or constructively owns shares of New Common Stock, must compare (X) his percentage ownership immediately before the Reverse Split with (Y) his percentage ownership immediately after the Reverse Split. This comparison will allow a stockholder to determine whether or not the receipt of cash is "substantially disproportionate" or "not essentially equivalent to a dividend" (as those terms are defined in Section 302 of the Code) with respect to such stockholder and thus treated as a sale or exchange under
Section 302 of the Code. You should consult your own tax advisor as to the application of those rules (including the attribution rules) to your particular circumstances.

Tax Withholding

Noncorporate stockholders of the Company may be subject to backup withholding at a rate of 28% on cash payments received in the Reverse Split. Backup withholding will not apply, however, to a stockholder who (1) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W9 included in the Letter of Transmittal, (2) who provides a certificate of foreign status on an appropriate Form W8, or
(3) who is otherwise exempt from backup withholding. A stockholder who fails to provide the correct taxpayer identification number on Form W9 may be subject to a $50 penalty imposed by the Internal Revenue Service.

As stated above, the preceding discussion does not purport to be a complete analysis or discussion of all potential tax effects relevant to the Reverse Split. Thus, you are urged to consult your own tax advisors as to the specific tax consequences to you of the Reverse Split, including tax return reporting requirements, the applicability and effect of foreign, federal, state, local and other applicable tax laws and the effect of proposed changes in the tax laws.

VII.     OTHER INFORMATION

INFORMATION REGARDING DIRECTORS AND EXECUTIVE
OFFICERS

Anderson L. McCabe, 49 years old, is Director, President, Chief Executive Officer and Chief Financial Officer of the Company and its manufacturing subsidiary. He graduated from the University of South Carolina in 1977 and received a B.S. in Chemical Engineering. From 1977 to 1985, he was employed by United Engineers and Constructors, Inc., a subsidiary of Raytheon Corporation as Process Engineer with managerial responsibilities. In 1986 he became President of the Company. He is a registered professional engineer.

Arthur J. Kania, 72 years old, is Director, Secretary and
Treasurer of the Company. He is not active in the day-to-day operations of the Company or its manufacturing subsidiary. Mr. Kania's principal occupations during the past five years have been as Principal of Trikan Associates (real estate ownership and management investment firm); as a partner of the law firm of Kania, Lindner, Lasak and Feeney; and as Chairman of Advanced Voting Solutions, Inc. (Voting Equipment and Systems Company).

Arthur J. Kania, Jr., 49 years old, is a Director of the Company.
During the past five years he has been a principal of Trikan Associates (real estate ownership and management investment firm) and Vice President of Newtown Street Road Associates (Real Estate Ownership and Management).

All directors and executive officers are related parties. Arthur J. Kania is the father-in-law of Anderson L. McCabe, the father of Arthur
J. Kania, Jr. and the Grantor of the Arthur J. Kania Trust which is the majority stockholder of the Company

None of the above listed directors and officers has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors.) None of the above listed directors and officers was a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All of the above listed directors and officers are citizens of the United States of America.

INTEREST IN SECURITIES OF THE COMPANY

Set forth below is information with respect to each person, entity or group known to have been the beneficial owner of more than 5% of the Company's Old Common Stock, its sole voting class of securities, as of the Record Date.




Name and Address of     Shares          Percent   Pro Forma
   Beneficial Owner     Beneficially       of     Post Reverse Stock Split
                        Owned (1)       Class     Sh. Owned     Percent(2)

Arthur J. Kania Trust      510,853       66%          255             91%
Suite 525
Two Bala Plaza
333 City Ave.
Bala Cynwyd, PA 19004

Set forth below is information with respect to shares of each class of voting equity security of the Company beneficially owned by the directors and executive officers of the Company as of the Record Date.



Name and Address of     Shares          Percent   Pro Forma
   Beneficial Owner     Beneficially       of     Post Reverse Stock Split
                        Owned (1)       Class (2) Sh. Owned        Percent

Company Old Common Stock

Arthur J. Kania (3)         23,723        3%           11              3.9%

Arthur J. Kania, Jr. (3)         0        0%            0                0%
Suite 525
Two Bala Plaza
333 City Ave.
Bala Cynwyd, PA 19004

Anderson L. McCabe (3)       1,064        .1%           0                0%
1912 Bannard Street
Princeton, NJ  080770221
All Officers and
   Directors                24,787        3.1%         11              3.9%

(1) Except as otherwise indicated, the beneficial owner of the shares exercises sole voting and investment powers. The address of each of the officers and directors is c/o Opt Sciences Corporation, 1912 Bannard Street, Post Office Box 221, Riverton, New Jersey 080770221.

(2) Percentages are calculated on the basis of the amount of outstanding securities. No affiliated person or group has the right to acquire within 60 days any Company security pursuant to option, conversion privileges, or other rights to acquire Company securities.

(3) Shares owned does not include the 510,853 shares owned by the Arthur J. Kania Trust (66%). Arthur J. Kania is the grantor of the trust; Arthur J. Kania, Jr. is a beneficiary of the trust; and Anderson L. McCabe is married to a beneficiary of the trust. All such persons disclaim any right to vote the shares owned by the trust.

LACK OF APPRAISAL RIGHTS.

New Jersey law permits appraisal rights only if the Certificate of Incorporation so provides or in connection with a merger or sale of substantially all of the assets of a company. The Company's Certificate of Incorporation does not contain such a provision, and, therefore, there are no appraisal rights for the Company's stockholders in connection with the Reverse Split. However, other rights or actions under common law may or may not exist for stockholders who believe they may be aggrieved by the Reverse Split. If such rights or actions exist, their nature and the extent of such rights or actions are uncertain and may vary depending upon facts or circumstances. Stockholder challenges to corporate action in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.


                          SUMMARY FINANCIAL INFORMATION

Summary Historical and Pro Forma Financial Information


         The following summary of historical and pro forma financial data was derived from Opt Sciences's audited financial statements as of and for the fiscal year ended November 1, 2003, and from Opt Sciences's unaudited interim financial statements as of and for the nine months ended July 31, 2004, with the interim financial statements then being adjusted to give effect to the cash payments anticipated to be made in connection with the Reverse Split. This financial information is only a summary and should be read in conjunction with the financial statements of OPT Sciences, including the notes thereto, and other financial information contained in Opt Sciences's Annual Report on Form 10-KSB for the fiscal year ended November 1, 2003 and Quarterly Report on Form 10-QSB for the nine months ended July 31, 2004 which information is incorporated by reference in this INFORMATION STATEMENT. The complete financial statements, together with a copy of Management's Discussion and Analysis of Financial Conditions and Results of Operation for the fiscal year ended
November 1, 2003 and for the nine month period ending July 31, 2004, are attached hereto as Exhibits "A" and "B".

         The pro forma financial statements give effect to the Reverse Split as if it had occurred on or before July 31, 2004, and are based on the assumption that an aggregate of approximately 213,000 shares will result in fractional shares and will be purchased by Opt Sciences for approximately $1,012,000,with
$84,000 of costs incurred. This $84,000 of costs will reduce income for the year and is reflected on the pro forma income statement for July 31, 2004. Also reflected is a reduction in income taxes of $14,300 due to these additional costs. The $1,012,000 for cash in lieu of fractional shares will not affect net income, but will be accounted for as a reduction in cash and a corresponding reduction in stockholders' equity as reflected in the pro forma balance sheet for July 31,2004. The $84,000 of costs along with the $14,300 reduction in income taxes similarly reduces cash and stockholders' equity on the pro forma balance sheet for July 31, 2004,so that the total reduction in cash and stockholders' equity as a result of the Reverse Split is shown to equal $1,081,700. The pro forma information set forth below is not necessarily indicative of what Opt Sciences's actual financial position would have been had the Reverse Split been consummated as of the above referenced date or of the financial position that may be reported by Opt Sciences in the future.

Condensed Statements of Operations Data
                                    (Unaudited)     Proforma      (Unaudited)
                     Year ended      Nine months    reverse        Proforma
                     November 1,     ended July 31  stock          July 31
                     2003            2004           split          2004

Gross Revenue        $3,828,169      $2,859,647                    $2,859,647
Cost of sales         3,209,446       2,428,026                     2,428,026
Gross profit         $  638,723      $  431,621                    $  431,621
                     ==========      ==========                    ==========

Net income (loss)    $   62,257      $   42,791     $ (69,700)     $  (26,909)
                     ==========      ==========     ==========      ==========


Condensed Balance Sheet Data


                                                     Proforma      (Unaudited)
                                  (Unaudited)        reverse        Proforma
                     November 1    ended July 31     stock          July 31
                     2003          2004              split          2004

Assets
Current assets       $6,496,834    $6,530,610        $(1,081,700)   $5,448,910
Other assets          1,105,556     1,011,300                        1,011,300

Total assets         $7,602,390    $7,541,910                       $6,460,210
                     ==========    ==========                       ==========

Liabilities and
   stockholders' equity
Current liabilities  $  264,983    $  206,107                       $  206,107
Stockholders' equity: 7,337,407     7,335,803        $(1,081,700)    6,254,103

Total liabilities
   and stockholder's
   equity            $7,602,390    $7,541,910                       $6,460,210
                     ==========    ==========                       ==========

Book Value per Share      $9.46         $9.46                       $22,256.59




PUBLICLY AVAILABLE INFORMATION. The Company is currently required to file reports and other information with the SEC under the Exchange Act. Copies of these reports and other information are available at the SEC's public reference facilities at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. These filings can also be viewed at the SEC's website at http://www.sec.gov.

STOCKHOLDERS ARE ENCOURAGED TO REVIEW THE
INFORMATION CONTAINED IN THIS INFORMATION
STATEMENT AS WELL AS THE FINANCIAL STATEMENTS AND
OTHER INFORMATION ATTACHED HERETO.